Exhibit 99.1

Cyclacel Pharmaceuticals, Inc.

Cyclacel Pharmaceuticals ANNOUNCES CLOSING OF EXERCISE OF WARRANTS FOR $2.1 MILLION GROSS PROCEEDS

BERKELEY HEIGHTS, NJ, November 14, 2024 -- Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC, NASDAQ: CYCCP; "Cyclacel" or the "Company"), a biopharmaceutical company developing innovative cancer medicines, today announced that it closed its previously announced transaction involving the exercise of certain existing warrants to purchase an aggregate of 4,968,945 shares of its common stock having an original exercise price of $1.36 per share, originally issued in May 2024, at a reduced exercise price of $0.415 per share. The resale of the shares of common stock issued upon exercise of the existing warrants is registered pursuant to an effective registration statement on Form S-1 (File No. 333-279157).

H.C. Wainwright & Co. acted as the exclusive placement agent for the offering.

In consideration for the immediate exercise of the existing warrants for cash, the Company issued new unregistered Series C warrants to purchase up to an aggregate of 9,937,890 shares of common stock and new unregistered Series D warrants to purchase up to 9,937,890 shares of common stock. The new warrants have an exercise price of $0.415 per share and will be exercisable commencing on the effective date of stockholder approval of the issuance of the shares issuable upon the exercise of the new warrants (the “Stockholder Approval”). The new Series C warrants have a term of five and one-half years from the Stockholder Approval, and the new Series D warrants have a term of eighteen months from the Stockholder Approval.

The gross proceeds from the offering were approximately $2.1 million, prior to deducting placement agent’s fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from the offering for working capital and other general corporate purposes.

The new warrants described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder and, along with the shares of common stock underlying the new warrants, have not been registered under the Securities Act, or applicable state securities laws. Accordingly, the new warrants and shares of common stock underlying the new warrants may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The Company has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock issuable upon the exercise of the new warrants.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Cyclacel Pharmaceuticals, Inc.

Cyclacel is a clinical-stage, biopharmaceutical company developing innovative cancer medicines based on cell cycle, transcriptional regulation and mitosis biology. The transcriptional regulation program is evaluating fadraciclib, a CDK2/9 inhibitor, and the anti-mitotic program plogosertib, a PLK1 inhibitor, in patients with both solid tumors and hematological malignancies. Cyclacel's strategy is to build a diversified biopharmaceutical business based on a pipeline of novel drug candidates addressing oncology and hematology indications. For additional information, please visit www.cyclacel.com.

Forward-looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include, among other things, statements related to the intended use of proceeds from the offering and the receipt of Stockholder Approval. Factors that may cause actual results to differ materially include market and other conditions, the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, trials may have difficulty enrolling, Cyclacel may not obtain approval to market its product candidates, the risks associated with reliance on outside financing to meet capital requirements, the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates and Cyclacel’s ability to regain and maintain compliance with Nasdaq’s continued listing requirements. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to our most recent Annual Report on Form 10-K and other periodic and other filings we file with the Securities and Exchange Commission and are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Company: Paul McBarron, (908) 517-7330, IR@cyclacel.com

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